                                                                    EXHIBIT 19.1

                          INFOSYS TECHNOLOGIES LIMITED

             Report for the second quarter ended September 30, 1999





                             [GRAPHIC APPEARS HERE]


--------------------------------------------------------------------------------

At a glance - Indian GAAP
--------------------------------------------------------------------------------


                                     Rs. in crores, except per equity share data
--------------------------------------------------------------------------------

                                               Quarter ended                  Half year ended             Year ended
                                               September 30,                   September 30,               March 31,
                                      ----------------------------------------------------------------          1999
                                                    1999         1998            1999            1998
---------------------------------------------------------------------------------------------------------------------
For the period
Total revenue                                     217.88       120.44          401.94          218.86         512.74
Export revenue                                    205.07       118.10          373.69          214.48         500.25
Operating profit (PBIDT)                           85.93        42.05          163.86           73.66         191.75
Profit after tax (PAT) from ordinary               65.71        28.40          126.32           52.07         132.92
activities
PBIDT as a percentage of total                    38.98%       34.92%          39.29%          33.66%         37.40%
revenue
PAT (from ordinary activities) as a               29.63%       23.58%          29.72%          23.79%         25.92%
percentage of total revenue
Earnings per share (from ordinary                  19.37         8.59           35.24           15.75          40.19
activities)
Dividend per share                                    NA           NA            3.00            2.50           7.50
Dividend amount                                       NA           NA            9.92            4.00          12.11
Capital investment                                 38.56        22.70           59.76           33.16          71.68

At the end of the period
Total assets                                                                   687.68          220.62         574.43
Fixed assets - net                                                             140.42           85.75         100.72
Cash and equivalent                                                            453.80           63.64         416.66
Working capital                                                                546.50          127.63         472.96
Total debt                                                                          -               -              -
Net worth                                                                      687.68          220.62         574.43
Equity                                                                          33.07           16.02          33.07
Market capitalization                                                       23,589.06        4,086.79       9,672.80
---------------------------------------------------------------------------------------------------------------------

Note: Rs. One crore equals Rs. 10 million.

All ratios are calculated excluding income from exchange differences on translation of foreign currency deposits kept abroad. Market capitalization is calculated by considering the Indian market price for shares outstanding at the period / year-end.

EPS figures have been calculated for the period and has not been annualized.

[BAR CHARTS APPEARS HERE]


--------------------------------------------------------------------------------

Letter to shareholders
--------------------------------------------------------------------------------

Dear Shareholder,

We are delighted at the company's performance this quarter. Total income (Revenues) for the quarter was Rs. 217.88 crore ($47.9 million) compared to Rs.
120.44 crore ($28.2 million) for the corresponding quarter in the previous year, a growth of 81% (70%). Export income (Export revenues) grew to Rs. 205.07 crore ($47.3 million) from Rs. 118.10 crore ($27.8 million) for the corresponding quarter in the previous year, a growth of 74% (70%).

Net profit from ordinary activities (Net income) for the quarter was Rs. 65.71 crore ($14.7 million) as compared to Rs. 28.40 crore ($6.2 million) for the corresponding quarter in the previous year, an increase of 131% (139%). Operating profit (Operating income) was Rs. 85.93 crore ($14.6 million) as compared to Rs. 42.06 crore ($8.2 million) for the corresponding quarter in the previous year, a growth of 104% (79%).

Other income (Other income, net) of Rs. 9.58 crore ($2.2 million) in the current quarter includes Rs. 3.91 crore ($0.9 million) of interest on deployment of funds raised through issue of American Depositary Shares (ADS), Rs. 1.30 crore ($0.3 million) from the sale of Special Import Licences, and an amount of Rs.
1.65 crore ($0.4 million) arising from exchange rate differences on translation of foreign currency deposits. Excluding the above, net profit (net income) for the current quarter was Rs. 58.85 crore ($13.1 million), a 107% (113%) increase over the comparable net profit of Rs. 28.40 crore ($6.2 million) for the quarter ended September 30, 1998.

The shift in the business towards e-commerce related work is rapid. Your company is committed to creating knowledge infrastructure, acquiring people with technical skills in the e-commerce area and e-inventing the company. This may require your company to incur business restructuring costs. A provision of Rs.
3.50 crore (based on current estimates) was made in the Indian GAAP financial statements in the current quarter towards costs related to e-inventing the company. During this quarter, 10.3% of your company's total income were e-commerce related and we are continuing our focus in this area. Your company's strategic approach to the Year 2000 opportunity has ensured top and bottom line growth, despite a planned decline in Year 2000 revenues to 9.4% of total income in the quarter.

Your company believes that it has identified the major systems, software applications and related equipment used in connection with its internal operations that must be modified or upgraded in order to minimize the possibility of a material disruption to its business from the Year 2000 problem. Your company has converted its financial applications software to programs certified by its suppliers as Year 2000 compliant. In tests conducted to-date on other systems, no significant Year 2000-related problems have been found. Consequent to all the updates and modifications made to its systems, your company believes that its internal systems are Year 2000 ready. All these activities were carried out with internal resources and where necessary, with aid from the vendors who supplied the systems.

Although your company maintains redundant voice and data communication links, any sustained disruption of your company's ability to transmit and receive voice and/or data would have a material adverse effect on its business, results of operations and financial condition. Your company has been led to believe that all its telecommunication service providers are Year 2000 ready and therefore does not expect significant disruption of these facilities.

Your company added 22 new clients in the quarter. New clients include E-business clients like Expense Vision, Petopia.com and Man.com. These clients have availed of the "Product Co-development Service" of your company. As part of this service, your company sets up a dedicated Product Competency Center which becomes a virtual extension of the client's software engineering team, ensuring faster time-to-market and better quality.

During the quarter, your company accelerated the hiring resulting in a net addition of 835 employees. The total strength of your company increased to 4,778 as of this quarter end. Your company's global delivery model enables it to recruit and train large number of employees ahead of the requirements without substantially impacting the margins. As the IT environment becomes more complex and ever changing, your company's strategy of investing in continuous education of its people and research is paying off.

Mr. N. S. Raghavan, one of the founders and Joint Managing Director, expressed his intention to seek retirement from the membership of the Board of Directors in order to enable him to pursue charitable activities on a full-time basis. The Board reluctantly accepted his request. Mr. N. S. Raghavan will retire from the Board of Directors and the post of Joint Managing Director with effect from February 7, 2000. It is difficult to imagine Infosys without Mr. N. S. Raghavan. He has been a close and affectionate colleague in this marathon of building Infosys. His desire to spend his post-retirement time on charitable activities deserves our applause.

As part of the globalization process, your company had earlier stated its intention to start development centers outside India. Based on the recommendations of an internal committee, your company decided to set up an overseas software development center in Canada. This initiative will help satisfy client requirements more effectively.

The construction of Phase I of the software development facility at Pune Infotech Park, Hinjawadi, Pune is nearing completion. Two software blocks (each with a capacity to accommodate 300 employees) and the concomitant support facilities are scheduled for inauguration in mid-October. The Phase II of the software development facility at Pune Infotech Park, Hinjawadi, Pune to accommodate 600 employees is also progressing satisfactorily. Construction of one more block of 70,000 sq. ft of Infosys Park, Phase I is progressing well. Construction of 2,70,000 sq. ft at Infosys Park, Phase II, adjacent to the company's headquarters in Electronics City, is progressing as per schedule.

We thank all Infoscions, who through their hard work, dedication and commitment have made this yet another productive quarter, and look forward to reporting to you the results of the quarter ending December 31, 1999.



Bangalore                     Nandan M. Nilekani           N. R. Narayana Murthy
October 8, 1999     Managing Director, President                        Chairman
                     and Chief Operating Officer     and Chief Executive Officer



Note: Figures and terminology in parenthesis refer to US GAAP financial statements, and are in US dollars.


--------------------------------------------------------------------------------

Auditor's report to the members of Infosys Technologies Limited
--------------------------------------------------------------------------------

We have audited the attached Balance Sheet of Infosys Technologies Limited (the Company) as at 30 September, 1999 and the Profit and Loss Accounts of the Company for the half-year and quarter ended on that date, annexed thereto, and report that:


1. As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988, issued by the Company Law Board in terms of Section 227(4A) of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.


2.   Further to our comments in the Annexure referred to in paragraph 1 above:


     a. We have obtained all the information and explanations which, to the best of our knowledge and belief, were necessary for the purpose of our audit.


     b. In our opinion, proper books of account, as required by law, have been kept by the Company so far as appears from our examination of these books.


     c. The Balance Sheet and Profit and Loss Accounts dealt with by this report are in agreement with the books of account.


     d. In our opinion, the Balance Sheet and Profit and Loss Account dealt with by this report have been prepared in compliance with the accounting standards referred to in sub section (3C) of Section 211 of the Companies Act, 1956, to the extent applicable;


     e. In our opinion, and to the best of our information, and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required, and give a true and fair view:


          i. in the case of the Balance Sheet, of the state of affairs of the Company as at 30 September, 1999; and

          ii. in the case of the Profit and Loss Accounts, of the profit for the half-year and quarter ended on that date.


3. We have also examined the attached Cash Flow Statements of the Company for the half-year and quarter ended 30 September, 1999. The Statements have been prepared by the Company in accordance with the requirements of Clause 32 of the listing agreements entered into with the Stock Exchanges.



                                                         for Bharat S Raut & Co.
                                                           Chartered Accountants

Bangalore                                                             Ravi Ramu

October 08, 1999                                                         Partner


--------------------------------------------------------------------------------

Balance Sheet as at
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                              in Rs.
--------------------------------------------------------------------------------------------------------------------
                                                                      September 30                         March 31
                                                         ---------------------------------------
                                                                       1999                1998                1999
--------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS
SHAREHOLDERS' FUNDS
Share capital                                                  33,06,95,500        16,01,73,500        33,06,95,500
Reserves and surplus                                          654,61,29,197       204,60,49,410       541,36,15,748
--------------------------------------------------------------------------------------------------------------------
                                                              687,68,24,697       220,62,22,910       574,43,11,248
--------------------------------------------------------------------------------------------------------------------
APPLICATION OF FUNDS
FIXED ASSETS
Gross block                                                   201,20,83,575       133,32,67,084       168,92,38,345
Less : Depreciation                                           102,07,57,018        59,84,23,054        83,09,14,934
--------------------------------------------------------------------------------------------------------------------
Net block                                                      99,13,26,557        73,48,44,030        85,83,23,411
Add : Capital work-in-progress                                 41,28,99,285        12,26,42,827        14,88,35,800
--------------------------------------------------------------------------------------------------------------------
                                                              140,42,25,842        85,74,86,857       100,71,59,211

INVESTMENTS                                                       75,48,469         7,24,71,960           75,48,469
CURRENT ASSETS, LOANS AND ADVANCES
Sundry debtors                                                133,47,09,804        59,01,34,640        84,51,88,425
Cash and bank balances                                        377,68,71,030        63,63,59,775       405,04,82,999
Loans and advances                                            164,28,14,672        41,67,37,697        68,35,96,522
--------------------------------------------------------------------------------------------------------------------
                                                              675,43,95,506       164,32,32,112       557,92,67,946
Less: Current liabilities                                      58,78,14,181        19,97,43,633        42,83,42,481
 Provisions                                                    70,15,30,939        16,72,24,386        42,13,21,897
--------------------------------------------------------------------------------------------------------------------

NET CURRENT ASSETS                                            546,50,50,386       127,62,64,093       472,96,03,568
--------------------------------------------------------------------------------------------------------------------
                                                              687,68,24,697       220,62,22,910       574,43,11,248
--------------------------------------------------------------------------------------------------------------------

SIGNIFICANT ACCOUNTING POLICIES AND
NOTES ON ACCOUNTS

The Schedules referred to above and the notes thereon form an integral part of the Balance Sheet.

This is the Balance Sheet referred
to in our report of even date.
for Bharat S Raut & Co.
Chartered Accountants


Ravi Ramu                N.R. Narayana Murthy      Nandan M. Nilekani          Susim M. Datta         Deepak M. Satwalekar
Partner                  Chairman and              Managing Director,          Director               Director
                         Chief Executive Officer   President
                                                   and Chief Operating
                                                   Officer
                         Ramesh Vangal             Marti G. Subrahmanyam       N.S. Raghavan          S. Gopalakrishnan
                         Director                  Director                    Joint Managing         Deputy Managing Director
                                                                               Director
Place: Bangalore         K. Dinesh                 S.D. Shibulal               T.V. Mohandas Pai      V. Viswanathan
Date: October 8, 1999    Director                  Director                    Sr. Vice-President     Company Secretary
                                                                               (F&A)


--------------------------------------------------------------------------------

Profit and Loss Account
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                              in Rs.
---------------------------------------------------------------------------------------------------------------------
                                        Quarter ended September 30    Half year ended September 30     Year ended
                                                                                                        March 31
                                      --------------------------------------------------------------
                                                 1999            1998          1999            1998             1999
---------------------------------------------------------------------------------------------------------------------
INCOME
Software development services and
products
 Overseas                               205,07,22,424   118,09,83,329 373,69,33,425   214,47,71,315    500,25,40,418
 Domestic                                 3,22,64,605     1,90,05,058   4,87,60,599     3,04,47,144      8,63,71,250
Sale of special import licenses           1,29,96,393               -   1,29,96,393               -                -
Other income                              8,28,22,042       43,71,375  22,07,35,287     1,33,97,323      3,84,71,833
---------------------------------------------------------------------------------------------------------------------
                                        217,88,05,464   120,43,59,762 401,94,25,704   218,86,15,782    512,73,83,501
---------------------------------------------------------------------------------------------------------------------
EXPENDITURE
Software development expenses           113,07,67,428    65,92,35,809 202,26,48,720   121,74,92,099    261,51,74,052
Administration and other expenses        15,37,31,464     9,92,83,387  28,98,70,425    19,91,90,300     45,75,30,137
Provision for Contingencies                         -               -   3,33,00,000               -      6,66,00,000
Provision towards e-inventing the         3,50,00,000               -   3,50,00,000              -                -
Company
Provision for investment in                         -     2,53,00,000             -     3,53,00,000      7,05,95,674
subsidiary
---------------------------------------------------------------------------------------------------------------------
                                        131,94,98,892    78,38,19,196 238,08,19,145   145,19,82,399    320,98,99,863
Operating profit (PBIDT)                 85,93,06,572    42,05,40,566 163,86,06,559    73,66,33,383    191,74,83,638
Interest                                            -               -             -               -                -
Depreciation                             10,72,23,769     7,40,72,227  20,04,41,918    12,34,36,092     35,89,30,078
Profit before tax                        75,20,82,803    34,64,68,339 143,81,64,641    61,31,97,291    155,85,53,560
Provision for tax
 - earlier periods                          17,00,000     1,75,00,000     17,00,000     1,75,00,000      4,32,00,000
 - current period                         9,33,00,000     4,50,00,000  17,33,00,000     7,50,00,000     18,62,00,000
Profit after tax from ordinary           65,70,82,803    28,39,68,339 126,31,64,641    52,06,97,291    132,91,53,560
activities
Extraordinary income (net of tax)                  -               -             -               -       2,34,54,103
Net profit                               65,70,82,803    28,39,68,339 126,31,64,641    52,06,97,291    135,26,07,663
---------------------------------------------------------------------------------------------------------------------
AMOUNT AVAILABLE FOR APPROPRIATION       65,70,82,803    28,39,68,339 126,31,64,641    52,06,97,291    135,26,07,663
---------------------------------------------------------------------------------------------------------------------
Dividend
 Interim                                  9,92,08,200     4,00,43,000   9,92,08,200     4,00,43,000      4,00,43,011
 Final                                                                                                   8,10,32,734
 Dividend Tax                             1,09,12,902       40,04,300   1,09,12,902       40,04,300      1,21,07,574
Amount transferred
 - capital reserve                                 -               -             -               -       2,34,54,103
 - general reserve                                 -               -             -               -     119,59,70,241
Balance in Profit and Loss Account       54,69,61,701    23,99,21,039 115,30,43,539    47,66,49,991                -
---------------------------------------------------------------------------------------------------------------------
                                         65,70,82,803    28,39,68,339 126,31,64,641    52,06,97,291    135,26,07,663
---------------------------------------------------------------------------------------------------------------------


SIGNIFICANT ACCOUNTING
POLICIES AND NOTES ON ACCOUNTS

The Schedules referred to above and the notes thereon form an integral part of the Profit and Loss Account.

This is the Profit & Loss Account
referred to in our report of even date.
for Bharat S Raut & Co.
Chartered Accountants


Ravi Ramu               N.R.Narayana Murthy        Nandan M. Nilekani          Susim M. Datta          Deepak M. Satwalekar
Partner                 Chairman and               Managing Director,          Director                Director
                        Chief Executive Officer    President
                                                   and Chief Operating
                                                   Officer
                        Ramesh Vangal              Marti G. Subrahmanyam       N.S. Raghavan           S. Gopalakrishnan
                        Director                   Director                    Joint Managing          Deputy Managing Director
                                                                               Director
Place: Bangalore        K. Dinesh                  S.D. Shibulal               T.V.Mohandas Pai        V.Viswanathan
Date: October 8, 1999   Director                   Director                    Sr. Vice-President      Company Secretary
                                                                               (F&A)


--------------------------------------------------------------------------------

Schedules to the Profit and Loss Account
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    in Rs.
-----------------------------------------------------------------------------------------------------------------------------
                                         Quarter ended September 30      Half year ended September 30     Year ended March 31
                                         ------------------------------------------------------------------------------------
                                            1999             1998            1999            1998                     1999
---------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
Interest received on deposits with          6,52,40,572      35,08,437     12,10,22,337     1,23,10,678        3,67,00,927
banks and others.
Tax deducted at source Rs. 52,48,295
(Rs. 6,74,082)
Profit on sale of Assets                       4,16,230              -         4,63,777               -                  -
Miscellaneous income                           7,08,917       8,62,938        14,90,472       10,86,645          17,70,906
Exchange differences *                      1,64,56,323              -      9,77,58,701               -                  -
---------------------------------------------------------------------------------------------------------------------------
                                            8,28,22,042      43,71,375     22,07,35,287     1,33,97,323        3,84,71,833
---------------------------------------------------------------------------------------------------------------------------
*Exchange differences on translation of foreign currency deposit maintained abroad

SOFTWARE DEVELOPMENT EXPENSES
Salaries and bonus including               73,71,21,957   35,98,78,983    132,43,61,020    69,31,81,636      151,56,56,923
overseas staff expenses
Staff welfare                               1,01,02,147      78,05,647      1,97,02,371     1,40,42,054        3,06,17,200
Contribution to provident and other         4,04,04,539    1,77,94,463      6,09,67,314     4,63,64,461       11,42,90,209
funds
Foreign tour and travel                    19,44,34,563   14,43,03,794     37,35,69,658    24,67,37,676       58,11,20,975
Consumables                                   47,39,041      18,97,536      1,06,07,532       27,63,865        1,06,44,207
Cost of software packages
 for own use                                6,00,62,634    6,13,26,147      9,28,54,660    10,25,34,030       14,86,91,737
 for domestic software                        24,53,002      23,04,627        40,65,059       40,16,868        1,78,19,890
 development
Provision for post-sales client             1,09,23,398    1,78,08,473      1,75,96,154     1,92,09,784        2,19,18,587
support
Computer maintenance                          61,45,308    1,34,23,968      1,00,78,359     1,86,21,544        3,29,08,467
Communication expenses                      5,64,28,375    2,21,19,577      9,47,60,089     4,78,98,292        9,59,08,515
Consultancy charges                           79,52,464    1,05,72,594      1,40,86,504     2,21,21,889        4,55,97,342
---------------------------------------------------------------------------------------------------------------------------
                                          113,07,67,428   65,92,35,809    202,26,48,720   121,74,92,099      261,51,74,052
---------------------------------------------------------------------------------------------------------------------------
ADMINISTRATION AND OTHER EXPENSES
Rent                                        2,37,09,030    1,82,67,185      4,42,39,431     3,56,24,624        7,44,54,587
Legal and professional charges              1,69,66,773    1,12,73,529      2,94,93,829     2,35,37,784        5,37,56,388
Travelling and conveyance                   1,64,00,037      94,18,657      2,71,78,379     1,87,25,381        4,15,37,200
Telephone charges                           1,07,93,680    1,56,74,390      2,45,99,217     2,67,15,939        5,15,34,846
Power and fuel                              1,00,90,670      61,23,149      2,01,08,110     1,18,07,207        2,73,37,769
Provision for bad and doubtful debts          70,23,453      18,26,947      1,90,43,237       44,14,374        (13,06,919)
Office maintenance                            97,79,872      64,89,180      1,81,88,757     1,45,81,303        2,95,44,190
Printing and stationery                       70,99,944      32,72,629      1,53,91,827       83,07,159        1,76,34,923
Donations                                   1,01,86,367      22,19,735      1,41,86,367       40,21,335        1,49,82,357
Sundry marketing expenses                     53,93,530      35,60,383      1,30,53,262       63,77,852        1,92,56,725
Other miscellaneous expenses                  90,58,142      42,02,716      1,27,87,412     1,02,96,746        1,80,79,939
Advertisements                                68,68,674      11,59,566      1,12,36,927       26,89,853          76,84,502
Insurance charges                             49,72,795      25,19,451        90,30,631       57,47,241        1,28,78,968
Postage and courier                           25,29,800      14,14,441        61,99,736       35,98,107          79,15,959
Rates and taxes                               37,24,887      34,21,294        57,43,646       67,84,556        1,16,79,290
Repairs to plant and machinery                27,39,781      24,96,561        41,49,262       42,09,715          86,47,678
Repairs to building                           13,87,841      23,24,990        40,04,836       45,28,897        1,08,24,460
Commission Charges                                    -              -        34,84,800        4,96,700           7,40,413
Research Grants                               25,00,000              -        25,00,000               -        3,09,00,000
Books and periodicals                          8,34,026      23,64,234        21,48,750       40,71,713          76,72,725
Bank charges and commission                    8,08,085       8,66,850        17,62,932       18,78,814          38,95,031
Auditor's remuneration
 - audit fees                                  4,67,500       3,50,000         8,92,500        7,00,000          14,35,000
 - certification charges                              -              -                -               -           2,00,000
 - other services                                     -              -                -               -           8,00,000
 - out-of-pocket expenses                        50,000         37,500         1,00,000          75,000           1,50,000
Bad loans and advances written off             3,46,577              -         3,46,577               -          52,94,106
---------------------------------------------------------------------------------------------------------------------------
                                           15,37,31,464    9,92,83,387     28,98,70,425    19,91,90,300       45,75,30,137
---------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

Statement of Cash Flows
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 in Rs.
------------------------------------------------------------------------------------------------------------------------
                                           Quarter ended September 30,    Half year ended September 30,    Year ended
                                                                                                         March 31, 1999
                                         ----------------------------------------------------------------
                                                    1999            1998           1999             1998
------------------------------------------------------------------------------------------------------------------------
Cash flows from operations
Profit before tax                           75,20,82,803    34,64,68,339  143,81,64,641     61,31,97,291  155,85,53,560
Other Income                               (8,21,13,125)     (35,14,051) (21,92,44,815)    (1,23,56,967)  (3,67,00,927)
Provision for contingencies                            -               -    3,33,00,000                -    6,66,00,000
Provision for e-inventing the Company        3,50,00,000               -    3,50,00,000                -              -
Provision for investment in subsidiary                 -     2,53,00,000              -      3,53,00,000    7,05,95,674
Depreciation, depletion and amortization    10,72,23,769     7,40,72,227   20,04,41,918     12,34,36,092   35,89,30,078
Decrease (increase) in sundry debtors     (26,71,34,722)   (7,25,12,893) (48,95,21,379)   (19,12,85,973) (44,63,39,758)
Decrease (increase) in loans and           (8,30,09,030)   (5,85,36,394) (17,73,97,884)   (10,42,08,713) (15,32,76,222)
advances
Increase (decrease) in current               4,17,59,020     3,10,80,523   17,70,67,854     10,69,16,563   33,82,24,214
liabilities and provisions
Income taxes paid                         (10,92,26,480)   (2,51,95,430) (13,84,37,481)    (6,90,39,814) (16,79,23,184)
------------------------------------------------------------------------------------------------------------------------
Net cash from operations                    39,45,82,235    31,71,62,321   85,93,72,854     50,19,58,479  158,86,63,435
------------------------------------------------------------------------------------------------------------------------
Cash flows from financing
Proceeds from issue of American                        -               -              -                -  296,86,28,400
Depositary Shares
Expenses relating to issue of American        (3,26,400)               -  (2,05,30,090)                - (17,33,14,415)
Depositary Shares
Dividends paid (including dividend tax)                -               -  (8,91,36,007)    (5,79,89,512) (10,20,36,824)
------------------------------------------------------------------------------------------------------------------------
Net cash used for financing                   (3,26,400)               - (10,96,66,097)    (5,79,89,512)  269,32,77,161
------------------------------------------------------------------------------------------------------------------------
Cash flows from investing
Income from investments                      6,52,40,572       35,14,051   12,10,22,337      1,23,56,967    3,67,00,927
Proceeds of sale of investments (net of                -               -              -                -    6,06,20,029
tax)
Proceeds of sale of fixed assets                4,20,448        1,23,860       5,71,709         2,39,716       2,39,716
Purchase of fixed assets                  (38,55,70,016)  (22,69,54,087) (59,76,16,481)   (33,16,25,584) (71,67,91,924)
Other long-term investments                            -               -              -                -    (75,38,109)
------------------------------------------------------------------------------------------------------------------------
Net cash used for investing               (31,99,08,996)  (22,33,16,176) (47,60,22,435)   (31,90,28,901) (62,67,69,361)
------------------------------------------------------------------------------------------------------------------------
Effect of exchange differences on            1,64,56,323               -    9,77,58,701                -              -
translation of foreign currency deposit
maintained abroad

Total increase (decrease) in cash and        7,43,46,839     9,38,46,145   27,36,84,322     12,49,40,066  365,51,71,235
cash equivalents during the period

CASH AND CASH EQUIVALENTS AT THE           444,72,30,805    54,25,13,630  416,65,90,944     51,14,19,709   51,14,19,709
BEGINNING OF THE PERIOD
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT THE END OF    453,80,33,967    63,63,59,775  453,80,33,967     63,63,59,775  416,65,90,944
THE PERIOD
------------------------------------------------------------------------------------------------------------------------

These are the Cash Flow Statements
referred to in our report of even date.

for Bharat S Raut & Co.
Chartered Accountants


Ravi Ramu                N.R.Narayana Murthy     Nandan M. Nilekani           Susim M. Datta           Deepak M. Satwalekar
Partner                  Chairman and            Managing Director,           Director                 Director
                         Chief Executive         President
                         Officer                 and Chief Operating Officer
                         Ramesh Vangal           Marti G. Subrahmanyam        N.S. Raghavan            S. Gopalakrishnan
                         Director                Director                     Joint Managing Director  Deputy Managing Director
Place: Bangalore         K. Dinesh               S.D. Shibulal                T.V. Mohandas Pai        V.Viswanathan
Date: October 8, 1999    Director                Director                     Sr. Vice-President       Company Secretary
                                                                              (F&A)


--------------------------------------------------------------------------------

Reconciliation of Balance Sheet items with cash flow items
--------------------------------------------------------------------------------

                                                                                                                        in Rs.
--------------------------------------------------------------------------------------------------------------------------------
                                                       Quarter ended September 30,  Half year ended September 30,     Year ended
                                                                                                                  March 31, 1999
                                                      -----------------------------------------------------------
                                                               1999          1998           1999          1998
--------------------------------------------------------------------------------------------------------------------------------
 1. Loans and advances
    As per Balance sheet                              164,28,14,672  41,67,37,697 164,28,14,672   41,67,37,697     68,35,96,522
    Less:   Deposits with financial                  (76,11,62,937)             - (76,11,62,937)             -   (11,61,07,945)
            institutions/body corporate, included
            in cash equivalents
            Advance income taxes considered          (32,78,45,496) (8,93,96,851) (32,78,45,496) (8,93,96,851)   (19,10,80,222)
            separately
    ----------------------------------------------------------------------------------------------------------------------------
    Balance considered for preparing the cash flow     55,38,06,239  32,73,40,846  55,38,06,239   32,73,40,846     37,64,08,355
    statement
    ----------------------------------------------------------------------------------------------------------------------------
 2. Additions to fixed assets
    As per Balance sheet                               11,48,32,169  23,19,78,997  33,35,52,996   28,21,96,029     64,11,69,396
    Add:    Closing capital work-in-progress           41,28,99,285  12,26,42,827  41,28,99,285   12,26,42,827     14,88,35,800
    Less:   Opening capital work-in-progress          (14,21,61,438)(12,76,67,737)(14,88,35,800) (7,32,13,272)    (7,32,13,272)
    ----------------------------------------------------------------------------------------------------------------------------
    Balance considered for preparing the cash flow     38,55,70,016  22,69,54,087  59,76,16,481   33,16,25,584     71,67,91,924
    statement
    ----------------------------------------------------------------------------------------------------------------------------
 3. Cash and cash equivalents
    As per Balance sheet                              377,68,71,030  63,63,59,775 377,68,71,030   63,63,59,775    405,04,82,999
    Add:    Deposits with financial                    76,11,62,937             -  76,11,62,937              -     11,61,07,945
            institutions/body corporate (as per 1
            above)
    ----------------------------------------------------------------------------------------------------------------------------
    Balance considered for preparing the cash flow    453,80,33,967  63,63,59,775 453,80,33,967   63,63,59,775    416,65,90,944
    statement
    ----------------------------------------------------------------------------------------------------------------------------
 4. Income taxes paid
    As per Profit and Loss account                      9,50,00,000   6,25,00,000  17,50,00,000    9,25,00,000     22,94,00,000
    Add:    Decrease(increase) in balance in          (9,50,05,897) (2,17,00,000) (17,33,27,793) (1,69,52,470)   (15,66,52,471)
            provision for taxes account
            Increase(decrease) in balance in advance   10,92,32,377 (1,56,04,570)  13,67,65,274    (65,07,716)      9,51,75,655
            income tax account
    ----------------------------------------------------------------------------------------------------------------------------
    Balance considered for preparing the cash flow     10,92,26,480   2,51,95,430  13,84,37,481    6,90,39,814     16,79,23,184
    statement
    ----------------------------------------------------------------------------------------------------------------------------
 5. Other income
    As per Profit and Loss account                      9,58,18,435     43,71,375  23,37,31,680    1,33,97,323      3,84,71,833
    Less:   Income from operating activities          (1,37,05,310)    (8,57,324) (1,44,86,865)    (10,40,356)      (17,70,906)
    ----------------------------------------------------------------------------------------------------------------------------
    Balance considered for preparing the cash flow      8,21,13,125     35,14,051  21,92,44,815    1,23,56,967      3,67,00,927
    statement
    ----------------------------------------------------------------------------------------------------------------------------
 6. Current liabilities and provisions
    As per Balance sheet                              128,93,45,120  36,69,68,019 128,93,45,120   36,69,68,019     84,96,64,378
    Less:   Provision for taxation considered         (40,46,85,281)(9,16,57,487) (40,46,85,281) (9,16,57,487)   (23,13,57,488)
            separately
            Provision for dividend considered         (9,92,08,200) (4,00,43,000) (9,92,08,200)  (4,00,43,000)    (8,10,32,734)
            separately
            Provision for dividend tax considered     (1,09,12,902)   (40,04,300) (1,09,12,902)    (40,04,300)      (81,03,273)
            separately
            Provision for contingencies               (9,99,00,000)             - (9,99,00,000)              -    (6,66,00,000)
            Provision for e-inventing the Company     (3,50,00,000)             - (3,50,00,000)              -                -
    ----------------------------------------------------------------------------------------------------------------------------
    Balance considered for preparing the cash flow     63,96,38,737  23,12,63,232  63,96,38,737   23,12,63,232     46,25,70,883
    statement
    ----------------------------------------------------------------------------------------------------------------------------

These are the Cash Flow Statements
referred to in our report of even date.

for Bharat S Raut & Co.
Chartered Accountants


Ravi Ramu               N.R.Narayana Murthy       Nandan M. Nilekani          Susim M. Datta             Deepak M. Satwalekar
Partner                 Chairman and              Managing Director,          Director                   Director
                        Chief Executive Officer   President
                                                  and Chief Operating
                                                  Officer
                        Ramesh Vangal             Marti G. Subrahmanyam       N.S. Raghavan              S. Gopalakrishnan
                        Director                  Director                    Joint Managing Director    Deputy Managing Director
Place: Bangalore        K. Dinesh                 S.D. Shibulal               T.V.Mohandas Pai           V.Viswanathan
Date: October 8, 1999   Director                  Director                    Sr. Vice-President (F&A)   Company Secretary


--------------------------------------------------------------------------------

Significant accounting policies
--------------------------------------------------------------------------------

1    Basis for preparation of financial statements

     The financial statements are prepared under the historical cost convention, in accordance with Indian Generally Accepted Accounting Principles (GAAP), the accounting standards issued by the Institute of Chartered Accountants of India and the provisions of the Companies Act, 1956, as adopted consistently by the Company. All income and expenditure having a material bearing on the financial statements are recognized on the accrual basis.

     The preparation of the financial statements in conformity with GAAP requires that the management make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Examples of such estimates include estimates of expected contract costs to be incurred to complete software development, provision for doubtful debts, future obligations under employee retirement benefit plans and the useful lives of fixed assets. Actual results could differ from those estimates.

2    Revenue recognition

     Revenue from software development on a time-and-material basis is recognized based on software developed and billed to clients as per the terms of specific contracts. In the case of fixed-price contracts, revenue is recognized based on the milestones achieved as specified in the contracts, on the percentage of completion basis. Revenue from the sale of software products is recognized when the sale has been completed with the passing of title. Revenue from Annual Technical Services (ATS) is recognized on a pro rata basis over the period in which such services are rendered. Interest on deployment of surplus funds is recognized using the time-proportion method, based on interest rates implicit in the transaction. Dividend income is recognized when the right to receive dividend is established. Revenue from the sale of Special Import Licences is recognized when the licences are actually sold.

3    Expenditure

     Expenses are accounted on the accrual basis and provisions are made for all known losses and liabilities. Provisions are made for future unforeseeable factors which may affect the ultimate profit on fixed-price software development contracts. The cost of software purchased for use in software development and services is charged to revenue in the same year. The leave encashment liability of the Company is provided on the basis of actuarial valuation. Provisions are made towards likely expenses on providing post-sales client support for fixed-price contracts.

4    Fixed assets

     Fixed assets are stated at the cost of acquisition, less accumulated depreciation. Direct costs are capitalized till the assets are ready to be put to use. These costs include financing costs relating to specific borrowing(s) attributable to fixed assets.

5    Capital work-in-progress

     Advances paid towards the acquisition of fixed assets, and the cost of assets not put to use before the period-end, are disclosed under capital work-in-progress.

6    Depreciation

     Depreciation on fixed assets is provided using the straight-line method, based on useful lives as estimated by the management. Depreciation is charged on a pro rata basis for assets purchased / sold during the period. Individual assets costing less than Rs. 5,000 are depreciated in full in the year of purchase. The management's estimate of useful lives for the various fixed assets is given below.

     Building                  15 years
     Plant and machinery       5 years
     Computer equipment        2-5 years
     Furniture and fixtures    5 years
     Vehicles                  5 years

7    Retirement benefits to employees

     7.1  Gratuity

     In accordance with the Indian law, Company provides for gratuity, a defined benefit retirement plan covering all employees. The plan provides a lump sum payment to vested employees at retirement, death or termination of employment, based on the respective employee's salary, and the years of employment with the Company.

     The Company has established the Infosys Technologies Limited Employees' Group Gratuity Fund Trust (the Trust). Liabilities with regard to the gratuity plan are determined by actuarial valuation, based upon which, the Company makes contributions to the Trust. Trustees administer the contributions made to the Trust. The funds contributed to the Trust are invested in specific designated securities as mandated by law, and generally comprise central and state government bonds, and debt instruments of government-owned corporations.


--------------------------------------------------------------------------------

     7.2  Superannuation

     Apart from being covered under the gratuity plan described above, the senior officers of the Company are also participants of a defined contribution benefit plan. The plan is termed the superannuation plan to which the Company makes monthly contributions, based on a specified percentage of each covered employee's salary. The Company has no further obligations under the plan beyond its monthly contributions.

     7.3  Provident fund

     In addition to the above benefits, all employees receive benefits from a provident fund which is a defined contribution plan. Both the employee and the employer make monthly contributions to the plan equal to 12% of the covered employee's salary.

     The Company has established a Provident Fund Trust to which a part of the contributions are made each month. The remainder of the contributions are made to the Government's provident fund. The Company has no further obligations under the plan beyond its monthly contributions.

8    Research and development

     Capital and revenue expenditure incurred on research and development is charged off to revenue in the same year in which such expenditure is incurred.

9    Foreign currency transactions

     Sales made to clients outside India and realizations deposited into foreign currency bank accounts are accounted for on the basis of the exchange rate as on the date of the transaction. Adjustments are made for any variations in the sale proceeds on conversion into Indian currency upon actual receipt. Expenditure in foreign currency is accounted at the exchange rate prevalent when such expenditure is incurred. Disbursements made out of foreign currency bank accounts are reported at a rate that approximates the actual monthly rate. Fixed assets purchased at overseas offices are accounted for on the basis of the actual cost incurred at the exchange rate prevalent at the time of purchase. Depreciation is charged as per Company policy. Exchange differences arising on foreign currency transactions are recognized as income or expense in the period in which they arise.

     Current assets and current liabilities denominated in foreign currency are translated at the exchange rate prevalent at the date of the balance sheet. The resulting difference is accounted for in the profit and loss account. In the case of forward contracts, the difference between the forward rate and the exchange rate on the date of the transaction is recognized as income or expense over the life of the contract.

10   Investments

     Investments are classified into current investments and long-term investments. Current investments are carried at the lower of the cost and the fair value, and provision is made to recognize any decline in the carrying value. Long-term investments are carried at cost, and provision is made to recognize any decline, other than temporary, in the value of such investment. Overseas investments are carried at their original rupee cost less provision as described above.

11   Investment in subsidiary

     The investment in the subsidiary is accounted on the cost method, whereby, the Company recognizes only dividends received from the subsidiary as income. In case of losses made by the subsidiary, other than temporary, adequate provision is made to recognize any decline in the value of the investment.

12   Income tax

     Provision is made for income tax on a yearly basis, under the tax-payable method, based on the tax liability as computed after taking credit for allowances and exemptions. In case of matters under appeal, due to disallowances or otherwise, full provision is made when the said liabilities are accepted by the Company.

Notes on accounts
--------------------------------------------------------------------------------

The previous period's figures have been recast / restated, wherever necessary, to conform to the current period's classification.

1.   Contingent liabilities

     a. The estimated amount of contracts remaining to be executed on capital account, and not provided for (net of advance) is Rs 61,66,53,437 as at September 30, 1999. The amount of such contracts as at September 30, 1998 was Rs. 18,18,16,277.

     b. The company has outstanding counter guarantees of Rs. 1,58,84,263 as at September 30, 1999, to various banks, in respect of guarantees given by the said banks in favour of various government authorities. The counter guarantees outstanding, as at September 30, 1998 was Rs. 2,91,13,719.

     c. Claims against the company, not acknowledged as debts, amounted to Rs. 17,91,814 as at September 30, 1999. Such claims as at September 30, 1998 was Rs. Nil.

--------------------------------------------------------------------------------

     d. The Company has issued letters of credit outstanding to various vendors amounting to Rs. Nil as at September 30, 1999. The corresponding figure as at September 30, 1998 was Rs. 38,17,000.

2.   Quantitative details


     The company is engaged in the development and maintenance of computer software. The production and sale of such software cannot be expressed in any generic unit. Hence, it is not possible to give the quantitative details of sales and certain information as required under paragraphs 3, 4C and 4D of part II of Schedule VI to the Companies Act, 1956.

3.   Managerial remuneration paid to the chairman, managing director and whole-time directors
                                                                                                                              in Rs.

     -------------------------------------------------------------------------------------------------------------------------------

                                                                  Three months ended                     Six months ended
                                                                    September 30,                          September 30,
                                                         ---------------------------------------------------------------------------

                                                                      1999               1998               1999                1998

     -------------------------------------------------------------------------------------------------------------------------------

        Salary                                                    9,73,800           9,73,800          19,47,600           19,47,600

        Contribution to provident and other funds                 3,09,780           3,09,780           6,19,560            6,19,560

        Perquisites                                               6,32,970           8,66,783          15,78,369           17,35,505


4.   Managerial remuneration paid to non-whole-time directors
                                                                                                                              in Rs.

     -------------------------------------------------------------------------------------------------------------------------------

                                                                  Three months ended                     Six months ended
                                                                    September 30,                          September 30,
                                                         ---------------------------------------------------------------------------

                                                                      1999               1998               1999                1998

     -------------------------------------------------------------------------------------------------------------------------------

        Sitting fees                                                 4,000              8,000             44,000              30,000

        Reimbursement of expenses                                 2,25,891           2,66,850           4,56,605            4,11,701


5.   Imports on CIF basis
                                                                                                                              in Rs.

     -------------------------------------------------------------------------------------------------------------------------------

                                                                  Three months ended                     Six months ended
                                                                    September 30,                          September 30,
                                                         ---------------------------------------------------------------------------

                                                                      1999               1998               1999                1998

     -------------------------------------------------------------------------------------------------------------------------------

        Capital goods                                          7,75,09,947        9,97,13,370       15,38,94,938        12,01,66,669

        Software packages                                      1,67,09,821        1,82,49,612        2,08,06,798         2,62,35,025


6.   Expenditure in foreign currency
                                                                                                                              in Rs.

     -------------------------------------------------------------------------------------------------------------------------------

                                                                  Three months ended                     Six months ended
                                                                    September 30,                          September 30,
                                                         ---------------------------------------------------------------------------

                                                                      1999               1998               1999                1998

     -------------------------------------------------------------------------------------------------------------------------------

        Travel expenses                                       14,18,36,600       14,81,73,047       31,35,70,860        23,16,94,796

        Professional charges                                     58,93,140          34,77,006        1,20,76,246         1,01,60,920

        Other expenditure incurred overseas for               58,00,33,181       23,26,90,925       92,16,15,097        49,91,43,886

        software development

7.   Earnings in foreign exchange
                                                                                                                              in Rs.

     -------------------------------------------------------------------------------------------------------------------------------

                                                                  Three months ended                     Six months ended
                                                                    September 30,                          September 30,
                                                         ---------------------------------------------------------------------------

                                                                      1999               1998               1999                1998

     -------------------------------------------------------------------------------------------------------------------------------

        Income from software development charges and         182,51,55,780      110,84,46,434      348,81,42,974       195,13,76,128

        products on a receipt basis

        Interest received on deposits with banks               4,31,26,392          35,08,437        8,55,70,358         1,05,57,901


8.   Depreciation on assets costing less than Rs. 5,000 each

     During the quarter, the Company charged depreciation at one hundred percent in respect of assets costing less than Rs. 5,000 each, amounting to Rs. 1,50,93,874 and Rs. 2,27,08,905 for the three months period ended September 30, 1999 and six months period ended September 30, 1999 respectively. The corresponding figure for the previous period amounted to Rs. 4,40,64,957 and Rs. 5,24,82,496 respectively.

9.   Depreciation

     With effect from October 1, 1998, the Company revised the estimates of useful lives of buildings (software centers and others) from 28 years / 58 years to 15 years. Due to this change, depreciation for the three months period ended September 30,1999 and six months period ended September 30, 1999 is higher by Rs. 52,23,571 and Rs. 1,08,76,561. As a result, the profit for the three months period ended September 30, 1999 and six months period ended September 30,1999 is lower by Rs. 52,23,571 and Rs. 1,08,76,561 on a comparative basis.

10.  Exchange differences

     The Company has earned net realized and unrealized exchange gains of Rs.
     6.89 crore and Rs. 8.39 crore for the three months period ended September 30, 1999 and September 30, 1998 respectively and Rs.18.64 crore and Rs.
     13.50 crore for the six months period ended September 30, 1999 and September 30, 1998 respectively. This includes Rs. 1.65 crore (previous period Rs. nil ) and Rs. 9.78 crore (previous period Rs. nil) for the three months and six months period ended September 30, 1999 respectively arising from exchange differences on translation of foreign currency deposits with State Bank of India, Nassau, OBU, New York, disclosed separately under "Other income" in the financial statements. The balance of Rs. 5.24 crore and Rs. 8.39 crore, for the three months period ended September 30, 1999 and September 30, 1998 and Rs. 8.86 crore and Rs. 13.50 crore for the six months period ended September 30, 1999 and September 30, 1998 respectively, and is included under "Income from software development services and products-overseas".

11   Research and development expenditure

     Research and development expenses charged to the Profit and Loss Account on both capital and revenue accounts for the three month period ended September 30, 1999 and six month period ended September 30, 1999 amounted to Rs. 2,26,17,590 and Rs. 3,88,51,990 (previous period - Rs. 1,65,94,875 and Rs. 3,18,95,500). This includes Rs. nil being the depreciation charged at 100% in respect of R & D assets acquired during the period (previous period - Rs. 1,01,625).

12   Investment in subsidiary

     During the quarter ended September 30, 1998, the Company made a provision for Rs. 2,53,00,000 on its investment in Yantra Corporation, a subsidiary company. The corresponding figure for the current quarter is nil.

13   Provision for contingencies

     The Company had instituted a contingency plan effective October 1, 1998 to meet any possible disruption in client support due to the Year 2000 impact on the technology and communication infrastructure provided to the Company by its vendors. The contingency plan called for the creation of a total provision of Rs. 20.00 crore based on an initial estimate. This provision was required to be made over six quarters starting October 1998. Accordingly, the Company has made a total provision of Rs. 9.99 crore up to the quarter ended June 30, 1999 (including Rs. 3.33 crore for the quarter ended June 30, 1999). The Company has been led to believe that all its telecommunication service providers are Year 2000 ready and therefore does not expect significant disruption of these facilities. During this quarter, the Company made an appraisal and re-estimated the provision required for meeting such contingencies over the next two quarters and is of the opinion that the provision already made is adequate for the purpose and hence no further provision is required.

14.  Provision for e-inventing the Company

     The shift in the business towards e-commerce related work is very rapid. The Company is committed to creating knowledge infrastructure, acquiring people with technical skills in the e-commerce area, and for e-inventing the Company which may require the Company to incur business restructuring cost. A provision of Rs. 3.50 crore was made during this quarter towards costs (based on the current estimates) related to e-inventing the Company. No such provision was made during the earlier quarters.

15   Unearned revenue

     Unearned revenue as of September 30, 1999 of Rs. 27.76 crore consists primarily of client billings on fixed-price, fixed-time-frame contracts for which related costs were not yet incurred.

16   Dues to Small-Scale Industrial undertakings

     As of September 30, 1999, the Company had no outstanding dues to small-scale industrial undertakings.

--------------------------------------------------------------------------------

17   Balance of unutilized money raised by issue

     During the year ended March 31, 1999, the Company made an Initial Public Offering (IPO) of American Depositary Shares (ADS) amounting to Rs 296.86 crore (equivalent to US$ 70,380,000). The ADSs are listed on the NASDAQ exchange in the United States (US). The unutilized monies out of the issue, after meeting issue expenses, amounting to Rs 300.49 crore (equivalent to US$ 68,950,554) is included under "Deposit accounts in foreign currency with Scheduled Banks" in the financial statements.

18   ADS issue expenses

     During the half year ended September 30, 1999, the company received additional bills for costs incurred during the ADS issue. The details of such expenses are given under:

                                                                 in Rs.
     ------------------------------------------------------------------
     Legal and accounting fees                             1,28,26,437
     ------------------------------------------------------------------
     Printing charges                                        77,03,653
     ------------------------------------------------------------------
     TOTAL                                                 2,05,30,090
     ------------------------------------------------------------------

19   Stock options

     The Company currently has two stock option plans. These are summarized below.

     1998 Stock Offer plan(the 1998 plan)

     The Company's 1998 Plan provides for the grant of non-statutory stock options and incentive stock options to employees of the Company. The establishment of the 1998 Plan was approved by the Board of Directors in December 1997 and by the shareholders in January 1998. The Government of India approved the 1998 Plan, subject to a limit of US$ 50 million on the aggregate value of equity shares reserved under the 1998 Plan. Accordingly, the number of equity shares reserved under the 1998 Plan may be reduced by the Board of Directors from time to time to comply with this limit of US$ 50 million. A total of 8,00,000 equity shares are currently reserved for issuance pursuant to the 1998 Plan. These options may be issued at an exercise price that is not less than 90% of the fair market value of the underlying equity share on the date of the grant. The 1998 Plan will terminate in January 2008, unless terminated sooner. All options under the 1998 Plan are exercisable for ADSs representing equity shares. A committee of the Board of Directors administers the 1998 Plan. As of September 30, 1999, options to acquire an aggregate of 106,500 equity shares were granted to employees concurrent with the Company's IPO in the US at an exercise price equal to the IPO issue price.

     1999 Stock Offer Plan (the 1999 Plan)

     In fiscal 2000, the Company instituted the 1999 Plan. The 1999 Plan was approved by the share holders and the Board of Directors in June 1999. The 1999 Plan provides for the issue of 33,00,000 equity shares to employees. The 1999 Plan is administered by a Compensation Committee comprising a maximum of seven members, the majority of whom are independent directors on the Board of Directors. Under the 1999 Plan, options will be issued to employees at an exercise price which shall not be less than the Fair Market Value. Fair Market Value means the closing price of the Company's shares in the stock exchange where there is the highest trading volume on a given date and if the shares are not traded on that day, the closing price on the next trading day. Under the 1999 Plan, options may also be issued to employees at exercise prices that are less than FMV only if specifically approved by the members of the Company in a general meeting. As of September 30, 1999, no options have been issued to employees under the 1999 Plan.

20   Employee Stock Option Plan (ESOP)

     The Securities and Exchange Board of India (SEBI) recently issued the (Employee Stock Option Scheme and Employee Stock Purchase Scheme) Guidelines, 1999 which is effective for all stock option schemes established after June 19, 1999. In accordance with these guidelines, the excess of the market price of the underlying equity shares as of the date of the grant of the options over the exercise price of the options, including up-front payments, if any is to be recognized and amortized on a straight line basis over the vesting period.

     The Companies 1994 stock option plan was established prior to the SEBI guidelines on stock options.

     Had the stock compensation costs for this stock option plan been determined as per the guidelines issued by SEBI, the Company's reported net profit would have been reduced to the proforma amounts indicated below.

                                                                                                              in Rs.
     ---------------------------------------------------------------------------------------------------------------
                                                   Three months ended                     Six months ended
                                                      September 30,                          September 30,
                                        ----------------------------------------------------------------------------
                                                     1999               1998               1999                1998
     ---------------------------------------------------------------------------------------------------------------
        Net profit:
        - As reported                        65,70,82,803       28,39,68,339      126,31,64,641        52,06,97,291
        - Adjusted pro forma                 60,09,10,486       26,43,55,932      115,34,29,790        48,20,37,140

     ---------------------------------------------------------------------------------------------------------------
                                                                              14

21   Provision for taxation

     The Company's profits from export activities are deductible from taxable income. Further, most of the Company's operations are conducted through 100% Export Oriented Units, which are entitled to a tax holiday for a period of ten years from the date of commencement of operations. The provision for taxation includes taxes payable in respect of domestic income and that arising on the Company's overseas operations, primarily in the United States, Europe, Far East and South East Asia.

22   Cash and Bank balance

     The Company has a deposit of USD 73,841,730 (Rs. 321,80,22,575) in EEFC account as at September 30, 1999. Bank balances in overseas deposit account includes an net amount of USD 68,950,554 (Rs. 300,48,65,132) received on ADS program and maintained as deposit along with the accrued interest with State Bank of India, Nassau, OBU, New York.

23   Loans and advances

     Advances recoverable in cash or kind or for value to be received mainly comprise of prepaid travel and per-diem expenses and advance paid to vendors towards current assets.

     Deposits with financial institutions consists of Rs. 25,47,68,334 and Rs. 25,32,64,877 deposited with Housing Development Finance Corporation Limited, and ICICI Limited, respectively. Mr. Deepak M Satwalekar, is the Managing Director in Housing Development Finance Corporation Limited. Mr. N R Narayana Murthy and Prof. Marti G. Subrahmanyam are Directors in ICICI Limited. Except as directors in these financial institutions they have no direct interest in these transactions. Deposit with a body corporate consists of Rs. 25,31,29,726 deposited with GE Capital Services India. All these financial institutions and a body corporate have AAA rating from CRISIL. There is no unpaid interest as on date.

     Provision for doubtful loans and advances comprise of provisions made for deposit kept with a Company and for loans and advances given to employees. The Company has filed recovery suit against this company in a court of law and the court has attached the property of this company against the claims of unpaid deposit amount. The adjudication on this issue is pending. However as matter of abundant precaution,a provision has been made.

24   Current liabilities

     Sundry creditors for other liabilities represent mainly the retention amount payable to the vendors, and amounts accrued for various other operational expenses.

25   Fixed assets

     The Company has entered into lease cum sale agreements to acquire certain properties. In accordance with the terms of these agreements, the Company has the option to purchase the properties outright at the expiry of the lease period. The Company has already paid 99% of the value of the properties at the time of entering into the lease cum sale agreement. These amounts are disclosed as "Land - leasehold" under "Fixed assets" in the financial statements.

26   Set off of unearned revenues

     The Company entered into an agreement with a customer for providing software services in an earlier year. The Company collected a portion of amounts receivable from this customer in respect of work performed for the customer under this agreement. The customer subsequently went into liquidation. In fiscal 1999, the company raised invoices in its books of account for the remainder of the contracted value of the services to be performed under the agreement amounting to Rs 3,24,52,521 in order to stake its claim in the liquidation proceedings. The Company subsequently informed the Reserve Bank of India about the claim raised by it on the customer. This amount was treated as "Unearned revenues" in the financial statements for fiscal 1999. The Company has set off the amount receivable from the customer against the amount earlier treated as "Unearned revenue", in the previous quarter. The Company is actively pursuing liquidation proceedings to recover this amount.

--------------------------------------------------------------------------------


At a glance - US GAAP
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                      US$ in millions, except per equity share data

-----------------------------------------------------------------------------------------------------------------------------------
                                                            Quarter ended                 Half-year ended                Year ended
                                                    ------------------------------------------------------------
                                                      September 30, September 30,   September 30,  September 30,     March 31, 1999
                                                               1999         1998            1999           1998
-----------------------------------------------------------------------------------------------------------------------------------

For the period
Total revenue                                                 47.94       28.24          87.67            51.90              120.96
Operating income                                              14.62        8.18          26.92            14.23               22.87
Net income                                                    14.72        6.16          28.03            10.94               17.45
Operating income as a percentage of total revenue            30.49%      28.96%         30.71%           27.41%              18.91%
Net income as a percentage of total revenue                  30.70%      21.81%         31.97%           21.07%              14.42%
Basic earnings per share                                       0.45        0.20           0.85             0.36                0.57
Capital investment                                             8.72        5.48          12.97             6.99               16.12

At the end of the period
Total assets                                                                            181.22            65.12              153.66
Property, plant and equipment - net                                                      32.22            20.66               23.90
Cash and equivalents                                                                    104.13            21.54               98.87
Working capital                                                                         123.27            33.76              110.62
Total debt                                                                                   -                -                   -
Shareholders' equity                                                                    162.25            49.17              139.61
Common stock                                                                              8.59             4.55                8.59
Market capitalization                                                                 9,457.85           962.73            2,852.24
-----------------------------------------------------------------------------------------------------------------------------------

Note: Market capitalization is calculated by considering the NASDAQ market price for shares outstanding at the period/year end except as of Sep 30, 1998 where the same has been calculated by considering the Indian market price.

 [BAR CHARTS APPEARS HERE]


--------------------------------------------------------------------------------

Form 6 - K
--------------------------------------------------------------------------------

Page 16 - 47







--------------------------------------------------------------------------------


Shareholder information
--------------------------------------------------------------------------------
1. Listing on stock exchanges in India at    Bangalore Stock Exchange Ltd.
                                             Stock Exchange Towers, No. 51, 1st Cross, J.C. Road, Bangalore - 560027.
                                             Tel.: 91-80-299 5234, Fax: 91-80-299 5242

                                             The Stock Exchange, Mumbai
                                             Phiroze Jeejeebhoy Towers, Dalal Street, Mumbai - 400 001.
                                             Tel.: 91-22-265 5581, Fax: 91-22-265 8121

                                             National Stock Exchange of India Ltd.
                                             Trade World, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013.
                                             Tel.: 91-22-497 2950, Fax: 91-22-491 4275/85



2. Listing fees                              Paid for all the above stock exchanges for 1999-2000.



3. Listing on stock exchanges                NASDAQ National Market in the United States
   outside India                             33 Whitehall Street, New York, NY-1004-4087
                                             Tel.: 1-212-709-2400, Fax: 1-212-709-2496



4. Registered office                         Electronics City, Hosur Road, Bangalore - 561 229, India.
                                             Tel.: 91-80-852 0261, Fax: 91-80-852 0362
                                             Homepage: www.itlinfosys.com



5. Stock market data relating to shares listed in India

     a. The company's market capitalization is included in the computation of the BSE-30 Sensitive Index (Sensex), the BSE Dollex and S&P CNX NIFTY
          Index.

     b. Monthly high and low quotations as well as the volume of shares traded at Mumbai, National and Bangalore Stock Exchanges during the three-month period ended September 30, 1999 are:

     -----------------------------------------------------------------------------------------------------------------------
                                           BSE                              NSE                            BgSE
                               ---------------------------------------------------------------------------------------------
                                 High     Low      Volume        High         Low      Volume    High     Low      Volume
                                  Rs.     Rs.        Nos.         Rs.         Rs.        Nos.     Rs.     Rs.        Nos.
     -----------------------------------------------------------------------------------------------------------------------
     July, 1999                 5,960   3,622   27,22,986       5,515       3,641   24,76,873       *       *           *
     August                     5,715   4,820   17,65,916       5,740       4,780   16,50,790   5,775   4,800         570
     September                  7,955   5,400   15,64,028       7,960       5,406   15,77,086   7,500   5,600         147
     -----------------------------------------------------------------------------------------------------------------------
     Total                                      60,52,930                           57,04,749                         717
     -----------------------------------------------------------------------------------------------------------------------
     % of volume traded to
     total number of shares
     outstanding                                  18.90%#                             17.81%#                      0.01%#

     # The number of shares outstanding has been taken to be 3,20,34,400.  The
       American Depositary Shares (ADSs) have been excluded for the purpose of this calculation.

     * There was no trading in the shares of Infosys on the Bangalore Stock Exchange during July 1999.

6.   Share transfers in physical             Karvy Consultants Limited
     form and other communication
     regarding share                         Registrars and Share Transfer Agents
     certificates, dividends, and
     change of address, etc., in             T.K.N. Complex, No. 51/2, Vanivilas Road,
     India may be addressed to
                                             Opp. National College, Basavanagudi,

                                             Bangalore - 560 004.

                                             Tel.: 91-80-662 1184, Fax: 91-80-662 1169

                                             Email: KARVY.BGL@KARVY.sprintrpg.ems.vsnl.net.in

7.   Share transfer system

     The Securities and Exchange Board of India (SEBI) has mandated that investors should compulsorily trade in dematerialized form in the securities of Infosys from January 4, 1999. Investors are required to open an account with a Depositary Participant to trade in dematerialized form. A list of Depositary Participants is available with the National Securities Depositary Limited (NSDL). A booklet entitled "An Investor's Guide to Depositaries" is available at www.itlinfosys.com.

     Shares sent for physical transfer are generally registered and returned within a period of 15 days from the date of receipt, if the documents are clear in all respects. The Share Transfer Committee of the company meets as often as required.

     The total number of shares transferred in physical form during the quarter ended September 30, 1999 was 2,87,568 (previous year - 2,23,727). 99.79% of transfers (previous year - 73.54%) were completed within 15 days. Shares in dematerialized form were transferred within 10 days, on the average.


--------------------------------------------------------------------------------

     -----------------------------------------------------------------------------------------------------------
                                       1999                                          1998
                   ---------------------------------------------------------------------------------------------
       Transfer             No. of             No. of                      No. of            No. of          %
       period        transferees (folios)      shares           %   transferees (folios)     shares
       in days              New   Existing                                New   Existing
     -----------------------------------------------------------------------------------------------------------
       1-10                 25          12   2,86,168       99.51         52          42   1,20,115      53.69
       11-15                 6           0        800        0.28         26          18     44,410      19.85
       16 - 20               2           0        200        0.07         36          29     38,302      17.12
       *21 and above         1           2        400        0.14         19          11     20,900       9.34

     -----------------------------------------------------------------------------------------------------------
                            34          14   2,87,568      100.00        133         100   2,23,727     100.00
     -----------------------------------------------------------------------------------------------------------

     *    Delays beyond 21 days were due to compliance of legal requirements.


8. Investors' services - Complaints received during the three-month period ended September 30

     -----------------------------------------------------------------------------------------------------
                                                                  1999                    1998
                                                         -------------------------------------------------
     Nature of complaints                                 Received      Cleared    Received     Cleared
     -----------------------------------------------------------------------------------------------------
     1.   Non-receipt of share certificates                      0            0          24          24
     2.   Non-receipt of bonus shares                           22           22           3           3
     3.   Letters from Stock Exchanges, SEBI, etc.               0            0           0           0
     4.   Non-receipt of dividend warrants                      16           16          10          10
     -----------------------------------------------------------------------------------------------------
                                                                38           38          37          37
     -----------------------------------------------------------------------------------------------------

     The Company has attended to most of the investors' grievances / correspondence within a period of 10 days from the date of receipt of the same, during the quarter ended September 30, 1999.

9.   Legal proceedings

     There are some pending cases relating to disputes over title to shares, in which the company was made a party. These cases are however not material in nature.

10.  Distribution of shareholding as on September 30

     -------------------------------------------------------------------------------------------------
                                              1999                                       1998
                               -----------------------------------------------------------------------
     No. of equity              No. of    % of      No. of    % of  No. of    % of     No. of    % of
                                share-  share-      shares  share-  share-  share-     shares  share-
     shares held               holders holders             holding holders holders            holding
     -------------------------------------------------------------------------------------------------
     1 - 100                     6,864   44.92    2,10,821    0.66   1,192   19.16   1,13,762    0.71
     101 - 200                   2,060   13.48    3,96,053    1.24   1,638   26.34   3,49,768    2.18
     201 - 500                   2,626   17.18    9,85,410    3.08   1,968   31.65   8,63,223    5.38
     501 - 1000                  2,051   13.42   15,51,110    4.84     687   11.04   8,48,537    5.29
     1001 - 5000                 1,297    8.49   26,26,305    8.20     455    7.32   5,58,495    3.48
     5001 - 10000                  153    1.00   11,00,813    3.44      79    1.27  11,87,032    7.41
     10001 and above               231    1.51 2,48,54,933   77.58     201    3.22 1,20,96,383  75.55
     Shares in transit in NSDL       -       -    3,08,955    0.96       -       -          -       -
     -------------------------------------------------------------------------------------------------
                                15,282  100.00 3,20,34,400  100.00   6,215  100.00 1,60,17,200 100.00
     American Depositary            1*           10,35,000               -                  -
     Shares
     -------------------------------------------------------------------------------------------------
     Total                      15,283         3,30,69,400           6,215         1,60,17,200
     -------------------------------------------------------------------------------------------------

     *    Held by beneficial owners outside India.


--------------------------------------------------------------------------------

11.  Categories of shareholders as on September 30

     -----------------------------------------------------------------------------------------------------------
                                                 1999                                    1998
                                --------------------------------------------------------------------------------
                                                                                           Voting
     Category                          No. of       Voting       No. of        No. of    strength        No. of
                                 shareholders strength (%)  shares held  shareholders         (%)   shares held
     -----------------------------------------------------------------------------------------------------------
     Individuals                       14,272        25.18    83,27,240         5,833       28.08     44,97,043
     Companies                            646         1.37     4,54,021           179        2.44      3,91,157
     FIIs                                 154        25.58    84,59,343           102       24.67     39,52,550
     OCBs and NRIs                         88         0.74     2,44,908            26        0.25        39,700
     Founders and their families           18        29.58    97,82,100            18       30.77     49,27,800
     Mutual Funds, Banks, FIs             104        13.48    44,57,833            57       13.79     22,08,950
     Shares in transit in NSDL              -         0.94     3,08,955             -           -             -
     American Depositary Shares            1*         3.13    10,35,000             -           -             -
     -----------------------------------------------------------------------------------------------------------
     Total                             15,283       100.00  3,30,69,400         6,215      100.00   1,60,17,200
     -----------------------------------------------------------------------------------------------------------

     *    Held by beneficial owners outside India.


12.  Shares under lock-in

     Details of shares held by employees under the Employee Stock Offer Plan
     (ESOP) subject to lock-in are given below. These shares are also included in the categories of shareholders given in (11) above.

     --------------------------------------------------------------------------------------------
                                 Number of shares subject to lock-in as on September 30
                         ------------------------------------------------------------------------
                                        1999                                1998
                         ------------------------------------------------------------------------
     Period of lock-in     No. of shares   No. of employees    No. of shares   No. of employees
     --------------------------------------------------------------------------------------------
     4-5 years                    3,95,200             1,052                 -                 -
     3-4 years                    2,52,400               342          1,08,100               161
     2-3 years                    1,03,200               152          1,33,200               110
     1-2 years                    1,30,600               106          1,11,900                77
     0-1 years                    1,07,100                75                 -                 -
     --------------------------------------------------------------------------------------------

     As on September 30, 1999, 588 employees hold rights to 1,73,900 shares which are subject to a lock-in of 4-5 years. Currently, 1,667 employees are beneficiaries of the ESOP. The ITL Employees Welfare Trust holds, as on September 30, 1999, 70,600 shares for future grants. Shares subject to lock-in held by the employees will be transferred back to the ITL Employees Welfare Trust when such employees leave the services of the company.


13.  Dematerialization of shares and liquidity

     Your company was the first in India to pay a one-time custodial fee of Rs.
     44.43 lakh to National Securities Depositary Limited (NSDL). Consequently, the company's shareholders do not have to pay depositary participants the custodial fee charged by the NSDL, on their holding. This payment of a one-time custodial fee extends to the issue of bonus shares too. The company hopes that this initiative will enthuse shareholders to dematerialize their holding in the company. Over 87% of the company's shares are now held in electronic form.

     A detailed letter explaining the methodology of using a Depositary as well as a booklet entitled "An Investor's Guide to Depositaries" was sent to all shareholders in November 1998. Copies of this booklet are available to shareholders on request.

14.  Financial calendar (tentative and subject to change)

     Interim dividend payment (if any)                                          November 1999

     Financial reporting for the third quarter ending December 31, 1999         January 11, 2000

     Financial results for the year ending March 31, 2000                       April 11, 2000

     Annual General Meeting for the year ending March 31, 2000                  May 2000


15.  Investors' correspondence in India may be addressed to:

     Mr. V. Viswanathan,

     Company Secretary, Investors' Service Cell,

     Infosys Technologies Ltd., Electronics City,

     Hosur Road, Bangalore - 561 229, India.

     Tel.: 91-80-852 1518, Fax: 91-80-852 0362

     (e-mail address: invest@itlinfosys.com)


     Any queries relating to the financial statements of the company may be addressed to:

     Mr. T. V. Mohandas Pai,

     Senior Vice President (F&A),

     Infosys Technologies Ltd., Electronics City, Hosur Road,

     Bangalore - 561 229, India.

     Tel.: 91-80-852 0396, Fax: 91-80-852 0362

     (e-mail address: mdpai@itlinfosys.com)


--------------------------------------------------------------------------------

16.  Reuters code - INFY.BO (BSE)      Bloomberg code - INFO IN (BSE)    Bridge code - IN;INF (BSE)

                    INFY.NS (NSE)                       NINFO IN (NSE)                 IN;INFN (NSE)

                    INFY.O (NASDAQ)                                                    US;INFY (NASDAQ)

17.  Stock market data relating to American Depositary Shares (ADSs)
     a.  ADS listed at                              NASDAQ National Market in the United States

     b.  Ratio of ADS to equity shares              2 ADS for one equity share

     c.  ADS symbol                                 INFY

     d.  The American Depositary Shares issued under the ADS program of the company were listed on the NASDAQ National Market in the
         United States on March 11, 1999. The monthly high and low quotations as well as the volume of ADSs traded at NASDAQ
         National Market for the quarter ended September 30, 1999 are:

     ---------------------------------------------------------------------------
                           High                     Low                Volume
                           $        Rs.#           $        Rs.#         Nos.
     ---------------------------------------------------------------------------
     July, 1999       121.88      10,550       57.38       4,966    23,40,200
     August           107.75       9,368       79.75       6,933     8,53,700
     September        147.75      12,878       97.81       8,525    12,01,900
     ---------------------------------------------------------------------------
     Percentage of volume traded to total float      212.36%

     US$ have been converted into Rupees at the monthly closing rates.

     # 2 ADS = 1 equity share

     e. American Depositary Shares premium to the shares traded on the Indian Stock Exchanges


                              [CHART APPEARS HERE]

     2 ADSs = 1 equity share                         (Source: Bloomberg)

     f.  Investor correspondence in                 P. R. Ganapathy
         the US may be addressed to                 Investor Relations Officer
                                                    Infosys Technologies Limited
                                                    34760, Campus Drive,
                                                    Fremont CA 94555, USA.
                                                    Tel.: 1-510-742-3030, Mobile: 1-510-872-4412,
                                                    Fax: 1-510-742-2930, E-mail: guns@itlinfosys.com

     g.  Name and address of the                    Bankers Trust Company
         Depositary bank                            Corporate Trust and Agency Services
                                                    4 Albany Street
                                                    New York, NY 10006, USA.
                                                    Tel.: 1-212-250-8500, Fax: 1-212-250-5644.

                                                    Bankers Trust Company
                                                    702, Dalamal House
                                                    Jamnalal Bajaj Marg, Nariman Point
                                                    Mumbai - 400 021, India.
                                                    Tel.: 91-22-284 3593, Fax: 91-22-284 3652.

     h.  Name and address of the                    ICICI Limited
         Custodian in India                         Mistry Bhavan, 1 Floor
                                                    Sir Dinshaw Vacha Road
                                                    122, Backbay Reclamation
                                                    Mumbai - 400 020, India.
                                                    Tel.: 91-22-204 4370, Fax: 91-22-204 4237.


--------------------------------------------------------------------------------

Segment information
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Rs. in lakhs

------------------------------------------------------------------------------------------------------------
                                                  Quarter ended          Half-year ended        Year ended
                                               September    September   September   September      March
                                                30, 1999     30, 1998    30, 1999    30, 1998    31, 1999
------------------------------------------------------------------------------------------------------------
Geographical segment
North America                                  16,718.10     9,643.25   31,082.53   17,887.91     41,739.11
Europe                                          3,084.40     1,418.43    5,876.59    2,225.72      4,753.03
Rest of the World                               1,109.73       748.16    1,998.19    1,334.09      3,533.26
India                                             875.82       233.76    1,236.95      438.44      1,248.43
------------------------------------------------------------------------------------------------------------
                                               21,788.05    12,043.60   40,194.26   21,886.16     51,273.83
============================================================================================================
Business segment
Branded services                                2,096.91     3,376.24    4,243.18    6,173.97     11,321.57
Products                                          875.41       367.56    1,132.33      507.94      1,444.89
Software development and maintenance           17,857.55     8,256.09   32,481.44   15,070.28     38,122.66
Treasury                                          958.18        43.71    2,337.31      133.97        384.71
------------------------------------------------------------------------------------------------------------
                                               21,788.05    12,043.60   40,194.26   21,886.16     51,273.83
============================================================================================================

* Exchange differences arising on translation of foreign currency deposits kept abroad have been included under Treasury.

By geographical area - quarter ended September 30, 1999
By business segment - quarter ended September 30, 1999


Data for charts for the quarter ended Sep 30, 1999

Geographical segment
North America                                76.7%
Europe                                       14.2%
Rest of the World                             5.1%
India                                         4.0%
---------------------------------------------------------

=========================================================
Business segment
Branded services                              9.6%
Products                                      4.0%
Software development and maintenance         82.0%
Treasury                                      4.4%


                              [CHART APPEARS HERE]


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

Ratio analysis
-------------------------------------------------------------------------------------------------------------------

                                                         Quarter ended             Half-year ended        Year ended
                                                    September    September     September    September      March 31,
                                                     30, 1999     30, 1998      30, 1999     30, 1998         1999
-------------------------------------------------------------------------------------------------------------------
Ratios - Financial performance
Export revenue/Total revenue (%)                        94.84        98.06         95.29        98.00        97.57
Domestic revenue/Total revenue (%)                       1.49         1.58          1.24         1.39         1.68
Other income/Total revenue (%)                           3.67         0.36          3.47         0.61         0.75
Employee costs/Total revenue (%)                        36.42        32.01         35.83        34.43        32.39
Administration expenses/Total revenue (%)                7.11         8.24          7.39         9.10         8.92
Operating expenses/Total revenue (%)                    61.02        65.08         60.71        66.34        62.60
Depreciation/Total revenue (%)                           4.96         6.15          5.11         5.64         7.00
Tax/Total revenue (%)                                    4.39         5.19          4.46         4.23         4.47
Effective tax rate (Tax/PBT) (%)                        12.91        18.04         13.06        15.08        14.72
EBIDTA/Total revenue (%)                                38.98        34.92         39.29        33.66        37.40
PAT from ordinary activities/Total revenue (%)          29.63        23.58         29.72        23.79        25.92
PAT from ordinary activities/Average net worth          35.61        47.92         34.05        46.74        54.16
(%)*
ROCE (PBIT/Average capital employed) (%)*               40.90        58.47         39.17        55.04        63.51
Return on invested capital (%)*                        118.38        75.28        113.83        73.56        86.30
Invested capital output ratio*                           4.28         3.22          4.11         3.14         3.39

Ratios - Balance Sheet
Debt-Equity ratio                                                                      -            -            -
Debtors turnover ( Days)                                                              64           50           61
Current ratio                                                                       5.24         4.48         6.57
Cash and equivalents/Total assets (%)                                              65.49        28.84        72.51
Cash and equivalents/Total assets (%)                                              42.98        28.84        46.50
(excluding ADR issue proceeds)
Depreciation for the period/Average gross block                                    21.66        20.70        26.19
(%)
Technology investment/Total revenue (%)                                             6.65        10.62         8.55

Ratios - Growth**
Export revenue (%)                                         74          100            74          108           99
Total revenue (%)                                          80           95            79          103           97
Operating expenses (%)                                     68           93            64          100           87
Operating profit (%)                                      100           97           109          110          116
Net profit (from ordinary activities) (%)                 126          106           124          126          120

Per share data
Earnings per share from ordinary activities             19.37         8.59         35.24        15.75        40.19
(Rs.)
Cash earnings per share from ordinary                   22.61        10.83         41.30        19.48        51.05
activities (Rs.)
Book value (Rs.), period end                           205.00        66.72        205.00        66.72       174.00
Price/Earning, end of the period                        92.05        74.23        101.21        80.98        72.77
-------------------------------------------------------------------------------------------------------------------

*    Annualized

** Denotes growth compared with figures of the corresponding period in the previous year.


Note: The ratio calculations are based on Indian GAAP.

     All ratios are calculated excluding income from exchange differences on translation of foreign currency deposit kept abroad.

     EPS figures have been calculated for the period and has not been annualized.

     Invested capital ratios has been calculated by adjusting the average liquid assets against the average net worth and adjusting the revenue earned from liquid assets after taxes against net profits.


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

US
Infosys Technologies Limited
34760, Campus Drive
Fremont CA 94555.
Tel: (510) 742-3000
Fax: (510) 742-3090

Infosys Technologies Limited
20 Commerce Drive
Cranford NJ 07016.
Tel: (908) 497-1710
Fax: (908) 497-1770

Canada
Infosys Technologies Limited
208 Evans Avenue #207
Toronto ON M8Z 1J7, Canada.
Tel: 416-259-9578
Fax: 416-259-1046

UK
Infosys Technologies Limited
Suite 412, Premier Suites
Exchange House
494 Midsummer Boulevard
Milton Keynes MK9 2EA, UK.
Tel: 44-1-908-608-272
Fax: 44-1-908-608-279

Germany
Infosys Technologies Limited
T.O.P.A.S 2 Mergenthalerallee 79-81
65760 Eschborn, Frankfurt
Germany.
Tel: 49-6196-9202115
Fax: 49-6196-9202200

Japan                             Bankers
Infosys Technologies Limited      State Bank of Mysore
4F, Madre Matsuda Building        Hongkong and Shanghai Banking Corporation Ltd.
4-13 Kioi-cho, Chiyoda-ku         State Bank of India
Tokyo 102-0094, Japan.            ICICI Banking Corporation Limited
Tel: 81-3-3234-3597               Bank of America
Fax: 81-2-3239-3300               Company Secretary

India                             V. Viswanathan
Infosys Technologies Limited      Auditors
Electronics City, Hosur Road      Bharat S Raut and Company
Bangalore 561 229, India.         Chartered Accountant
Tel: 91-80-8520261                Independent auditors - US GAAP
Fax: 91-80-8520362                KPMG Peat Marwick


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